Incorporated in the State of Nevada on February 22, 2007



No. 001

Shares

Mustang Alliances, Inc.

Common Stock

This Certifies That ______ is the owner of

______ Shares of the Capital Stock of

Mustang Alliances, Inc.

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ______ day of ______ A.D. ______

President

Secretary

Shares $0.025 Each